Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-211472, 333-221535, 333-225061, 333-225445, 333-225787, and 333-228268) of Cidara Therapeutics, Inc., and

(2)
Registration Statements (Form S-8 Nos. 333-216722, 333-203434, 333-210263, and 333-228282) pertaining to the 2013 Stock Option and Grant Plan, the 2015 Equity Incentive Plan, and the 2015 Employee Stock Purchase Plan of Cidara Therapeutics, Inc.;

of our report dated February 28, 2019, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in this Annual Report (Form 10-K) of Cidara Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP
San Diego, California
February 28, 2019